GRAINGER REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2022
Successful execution of strategic initiatives fuels strong results;
Company issues 2023 guidance, including 7% to 11% sales growth

Fourth Quarter 2022 Financial Highlights
•Delivered sales of $3.8 billion, up 13.2%, or 17.2% on a daily, constant currency basis
•Achieved reported operating margin of 14.3%, up 190 basis points, or 13.8% on an adjusted basis, up 135 basis points
•Generated diluted EPS of $7.54 on a reported basis, up 38.6%, or $7.14 on an adjusted basis, up 31.3%

Full Year 2022 Financial Highlights
•Grew sales to $15.2 billion, up 16.9%, or 19.3% on a daily, constant currency basis
•Realized reported operating margin of 14.5%, up 265 basis points, or 14.4% on an adjusted basis, up 255 basis points
•Delivered diluted EPS of $30.06 on a reported basis, up 51.5%, or $29.66 on an adjusted basis, up 49.5%
•Produced $1.3 billion in operating cash flow and returned $949 million to Grainger shareholders through dividends and share repurchases

CHICAGO, Feb. 2, 2023 - Grainger (NYSE: GWW) today reported results for the fourth quarter and full year 2022. Sales of $3.8 billion in the fourth quarter 2022 increased 13.2%, or 17.2% on a daily, constant currency basis versus the fourth quarter of 2021. For the full year, sales of $15.2 billion increased 16.9%, or 19.3% on a daily, constant currency basis compared to the prior year.

"Our strong 2022 performance was driven by the team's focused execution against our long-term strategy in a robust demand market. Both our High-Touch Solutions and Endless Assortment segments delivered above expectations by remaining committed to our purpose, We Keep the World Working®," said D.G. Macpherson, Chairman and CEO. "As we look to 2023, we remain focused on delivering value for our customers and strong results for shareholders and team members."

2022 Financial Summary

($ in millions)	Q4 2022		Q4 2022		FY 2022		FY 2022
			Change v. Prior (Fav. vs. (Unfav.))				Change v. Prior (Fav. vs. (Unfav.))
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted(1)
Net Sales	$3,802	$3,802	13.2%	13.2%	$15,228	$15,228	16.9%	16.9%
Gross Profit	$1,506	$1,506	20.2%	20.2%	$5,849	$5,849	23.9%	23.9%
Operating Earnings	$544	$523	30.4%	25.5%	$2,215	$2,194	43.2%	41.9%
Net Earnings	$384	$363	36.0%	28.8%	$1,547	$1,526	48.4%	46.4%
Diluted EPS	$7.54	$7.14	38.6%	31.3%	$30.06	$29.66	51.5%	49.5%

Gross Profit %	39.6%	39.6%	230 bps	230 bps	38.4%	38.4%	215 bps	215 bps
Operating Margin	14.3%	13.8%	190 bps	135 bps	14.5%	14.4%	265 bps	255 bps
Tax Rate	24.3%	25.3%	50 bps	(50) bps	24.8%	25.1%	20 bps	(10) bps
(1)Results exclude the divestiture of Cromwell's enterprise software business completed in the fourth quarter of 2022. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release.

Sales
For the fourth quarter of 2022, total Company sales on a reported and daily basis increased 13.2% as compared to the fourth quarter of 2021. Normalizing for the Japanese Yen's depreciation, sales on a daily, constant currency basis were up 17.2% compared to the fourth quarter of 2021.

In the High-Touch Solutions N.A. segment, sales were up 16.8%, or 17.2% on a daily, constant currency basis versus the fourth quarter of 2021 driven by strong price realization and continued volume growth. In the Endless Assortment segment, sales were up 0.9%, or 18.2% on a daily, constant currency basis versus the fourth quarter of 2021. Growth in the segment was driven by strong new customer acquisition and repeat business for the segment, as well as enterprise customer growth at MonotaRO.

For the full year 2022, total Company sales increased 16.9% versus the full year 2021. Daily sales on a constant currency basis increased 19.3% versus the prior year.

Gross Profit Margin
For the fourth quarter of 2022, total Company gross profit margin was 39.6%, up 230 basis points compared to 37.3% in the fourth quarter of 2021.

In the High-Touch Solutions N.A. segment, gross margin expanded by 225 basis points over the fourth quarter of 2021 as the segment benefited from improved product mix, lower freight costs and the favorable net impact of LIFO inventory adjustments. In the Endless Assortment segment, gross margin expanded by 170 basis points versus the fourth quarter of 2021 driven by strong price realization, freight efficiencies and favorable business unit mix.

For the full year 2022, total Company gross profit margin was 38.4%, up 215 basis points versus the prior year. The increase in gross profit margin was primarily driven by improved product mix and price / cost favorability as well as lapping the $118 million pandemic inventory adjustment from 2021. The increase was partially offset by freight inflation.

Earnings
For the fourth quarter of 2022, reported operating earnings for the total company were $544 million, up 30.4% over the fourth quarter of 2021. Reported operating margin was 14.3%, a 190 basis point increase over the fourth quarter of 2021. On an adjusted basis, which excludes the gain from the fourth quarter divestiture of Cromwell's enterprise software business, operating earnings for the quarter were $523 million, up 25.5% over the fourth quarter of 2021. Adjusted operating margin was 13.8%, a 135 basis point increase over the fourth quarter of 2021. The increase in adjusted operating margin was driven by gross profit margin expansion, which was partially offset by decreased SG&A leverage as the Company continued to invest to support growth and incurred $35 million of non-recurring items in the period.

Diluted earnings per share for the fourth quarter of 2022 were $7.54 on a reported basis, up 38.6% versus the fourth quarter of 2021. On an adjusted basis, diluted earnings per share were $7.14, up 31.3% versus the fourth quarter of 2021. The increase in earnings per share was due primarily to the strong operating performance in the quarter.

For the full year 2022, reported operating earnings for the total Company of $2,215 million were up 43.2% versus the prior year, and resulted in reported operating margin of 14.5%, an increase of 265 basis points. On an adjusted basis, 2022 operating earnings of $2,194 million were up 41.9% versus the prior year, and resulted in adjusted operating margin of 14.4%, an increase of 255 basis points. During the year, the Company achieved 40 basis points of SG&A leverage on strong revenue growth.

Diluted earnings per share of $30.06 on a reported basis increased 51.5% versus 2021 earnings per share of $19.84. On an adjusted basis, 2022 diluted earnings per share were $29.66, up 49.5% versus the prior year. The increase in earnings per share was due primarily to the strong operating performance in the year.

Tax Rate
For the fourth quarter of 2022, the tax rate was 24.3% compared to 24.8% in the fourth quarter of 2021. On an adjusted basis, the tax rate was 25.3% compared to 24.8% in the prior year quarter. The variance was driven primarily by a decrease in stock compensation tax benefit as compared to the fourth quarter of 2021.

For the full year 2022, the reported tax rate was 24.8% versus 25.0% in 2021. On an adjusted basis, the full year tax rate was 25.1% versus 25.0% in the prior year.

Cash Flow
Operating cash flow for the quarter was $360 million as net earnings were partially offset by working capital in the period. As compared to the fourth quarter of 2021, operating cash flow increased $147 million, an increase of 69.0%. The increase over the prior year quarter was primarily due to higher net earnings as well as favorable working capital in the fourth quarter of 2022.

For the full year 2022, the Company generated operating cash flow of $1,333 million as net earnings were partially offset by working capital in the period. As compared to 2021, operating cash flow increased $396 million, an increase of 42.3%. The increase over the prior year was driven by the higher net earnings, which were partially offset by 2022 investments in working capital to support growth.

In 2022, the Company invested $256 million through capital expenditures and returned $949 million to Grainger shareholders, comprised of $347 million in dividends and $602 million to repurchase 1.1 million shares.

2023 Company Guidance
The Company is providing the following outlook for 2023:

Total Company(1)	2023 Guidance Range
Net Sales	$16.2 - $16.8 billion
Sales growth	6.6% - 10.6%
Daily sales growth	7.0% - 11.0%
Gross Profit Margin	38.1% - 38.3%
Operating Margin	14.4% - 14.9%
Diluted Earnings per Share	$32.00 - $34.50
Operating Cash Flow	$1.45 - $1.65 billion
CapEx (cash basis)	$450 - $525 million
Share Buyback	$550 - $700 million
Tax Rate	~25.0%

Segment Operating Margin
High-Touch Solutions N.A.	16.3% - 16.8%
Endless Assortment	8.6% - 9.0%
(1)Guidance provided is on an adjusted basis. Daily sales growth adjusted for the impact of one less selling day in 2023 as compared to 2022. The Company does not reconcile forward-looking non-GAAP financial measures. For further details see the supplemental information of this release.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Standard Time on Feb. 2, 2023, to discuss the fourth quarter and full year results. The webcast will be hosted by D.G. Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2022 sales of $15.2 billion, is a leading broad line distributor with operations primarily in North America, Japan and the United Kingdom. Grainger achieves its purpose, We Keep the World Working®, by serving more than 4.5 million customers worldwide with innovative technology and deep customer relationships. The Company operates two business models. In the High-Touch Solutions segment, Grainger offers more than 2 million maintenance, repair and operating (MRO) products and several services, such as technical support and inventory management. In the Endless Assortment segment, Zoro.com offers customers access to more than 11 million items, and MonotaRO.com provides more than 20 million items. For more information, visit invest.grainger.com.

Visit invest.grainger.com to view information about the Company, including a supplement regarding 2022 fourth quarter results. Additional Company information can be found on the Grainger Investor Relations website which includes our Company Snapshot and ESG report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: inflation, higher product costs or other expenses, including operational and administrative expenses; the impact of macroeconomic pressures and geopolitical trends, changes and events, including the impact of Russia’s invasion of Ukraine on the global economy, tensions regarding Taiwan and the ramifications of these and other events; a major loss of customers; loss or disruption of sources of supply; the unknown duration and health, economic, operational and financial impacts of the global outbreak of the coronavirus disease 2019 and its variants (COVID-19); changes in customer or product mix; increased competitive pricing pressures; changes in third party practices regarding digital advertising; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives or business strategies, including with respect to the Company’s eCommerce platforms; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in the Company’s gross profit margin; the Company’s responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, regulations related to advertising, marketing and the Internet, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters; disruption of information technology or data security systems involving the Company or third parties on which the Company depends; general industry, economic, market or political conditions; general global economic conditions including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of the Company’s common stock; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; outbreaks of pandemic disease or viral contagions such as the COVID-19 pandemic; natural or human induced disasters, extreme weather and other catastrophes or conditions; effects of climate change; failure to execute on our efforts and programs related to environmental, social and governance matters; competition for, or failure to attract, retain, train, motivate and develop executives and key employees; loss of key members of management or key employees; changes in effective tax rates; changes in credit ratings or outlook; the Company's incurrence of indebtedness or failure to comply with restrictions and obligations under its debt agreements and instruments; and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Brodie Bertrand	Kyle Bland
VP, Communications & Public Affairs	VP, Investor Relations

Communications@grainger.com.	Abby (Sullivan) Schill
Sr. Manager, Investor Relations

InvestorRelations@grainger.com

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net sales	$3,802	$3,359	$15,228	$13,022
Cost of goods sold	2,296	2,106	9,379	8,302
Gross profit	1,506	1,253	5,849	4,720
Selling, general and administrative expenses	962	836	3,634	3,173
Operating earnings	544	417	2,215	1,547
Other (income) expense:
Interest expense – net	23	22	93	87
Other – net	(4)	(6)	(24)	(25)
Total other expense – net	19	16	69	62
Earnings before income taxes	525	401	2,146	1,485
Income tax provision	128	100	533	371
Net earnings	397	301	1,613	1,114
Less net earnings attributable to noncontrolling interest	13	18	66	71
Net earnings attributable to W.W. Grainger, Inc.	$384	$283	$1,547	$1,043

Earnings per share:
Basic	$7.58	$5.47	$30.22	$19.94
Diluted	$7.54	$5.44	$30.06	$19.84
Weighted average number of shares outstanding:
Basic	50.4	51.4	50.9	51.9
Diluted	50.7	51.7	51.1	52.2
Diluted Earnings Per Share
Net earnings as reported	$384	$283	$1,547	$1,043
Earnings allocated to participating securities	(2)	(2)	(10)	(8)
Net earnings available to common shareholders	$382	$281	$1,537	$1,035
Weighted average shares adjusted for dilutive securities	50.7	51.7	51.1	52.2
Diluted earnings per share	$7.54	$5.44	$30.06	$19.84

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	December 31, 2022	December 31, 2021
Cash and cash equivalents	$325	$241
Accounts receivable – net (1)	2,133	1,754
Inventories – net (2)	2,253	1,870
Prepaid expenses and other current assets	266	146
Total current assets	4,977	4,011
Property, buildings and equipment – net	1,461	1,424
Goodwill	371	384
Intangibles – net	232	238
Operating lease right-of-use	367	393
Other assets	180	142
Total assets	$7,588	$6,592
Liabilities and Shareholders’ Equity
Current maturities	35	—
Trade accounts payable (2)	1,047	816
Accrued compensation and benefits	334	319
Operating lease liability	68	66
Accrued expenses	474	290
Income taxes payable	52	37
Total current liabilities	2,010	1,528
Long-term debt	2,284	2,362
Long-term operating lease liability	318	334
Deferred income taxes and tax uncertainties	121	121
Other non-current liabilities	120	87
Shareholders' equity	2,735	2,160
Total liabilities and shareholders’ equity	$7,588	$6,592

(1) Increased $379 million driven by growth in sales.
(2) Increased $383 million for inventories - net and $231 million for trade accounts payable primarily driven by inventory purchases to meet increased demand and cost increases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net earnings	$397	$301	$1,613	$1,114
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for credit losses	6	6	19	18
Deferred income taxes and tax uncertainties	(12)	34	8	27
Depreciation and amortization	58	48	217	185
Impairment of assets	7	—	7	—
Net (gains) losses from sales of assets and business divestitures	(15)	(3)	(14)	(6)
Stock-based compensation	10	9	48	42
Change in operating assets and liabilities:
Accounts receivable	51	(26)	(436)	(324)
Inventories	(159)	(88)	(412)	(152)
Prepaid expenses and other assets	(119)	(14)	(158)	(15)
Trade accounts payable	(36)	(113)	225	54
Accrued liabilities	149	56	200	43
Income taxes – net	34	16	42	(26)
Other non-current liabilities	(11)	(13)	(26)	(23)
Net cash provided by operating activities	360	213	1,333	937
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(48)	(58)	(256)	(255)
Proceeds from sale or redemption of assets	21	12	28	29
Other – net	(24)	—	(35)	—
Net cash used in investing activities	(51)	(46)	(263)	(226)
Cash flows from financing activities:
Proceeds from short-term debt	15	—	16	—
Payments of short-term debt	(15)	—	(15)	—
Payments of long-term debt	—	—	—	(8)
Proceeds from stock options exercised	5	17	26	48
Payments for employee taxes withheld from stock awards	(1)	(1)	(23)	(30)
Purchases of treasury stock	(220)	(170)	(603)	(695)
Cash dividends paid	(85)	(96)	(370)	(357)
Other – net	(3)	1	(3)	3
Net cash used in financing activities	(304)	(249)	(972)	(1,039)
Exchange rate effect on cash and cash equivalents	5	(5)	(14)	(16)
Net change in cash and cash equivalents	10	(87)	84	(344)
Cash and cash equivalents at beginning of year	315	328	241	585
Cash and cash equivalents at end of period	$325	$241	$325	$241

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with the non-GAAP financial measures of: daily sales; daily, constant currency sales; adjusted SG&A; adjusted SG&A margin; adjusted gross profit; adjusted gross profit margin; adjusted operating earnings; adjusted operating margin; adjusted net earnings; adjusted diluted earnings per share; and adjusted effective tax rate. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes that these non-GAAP measures are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review Company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of potential future, material events such as restructurings, asset impairments, M&A activity and other non-recurring, infrequent or unusual gains and losses. Neither these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliation provided below reconciles GAAP financial measures to the non-GAAP financial measures: daily sales; daily, constant currency sales; adjusted SG&A; adjusted SG&A margin; adjusted gross profit; adjusted gross profit margin; adjusted operating earnings; adjusted operating margin; adjusted net earnings; adjusted diluted earnings per share; and adjusted effective tax rate.

Daily Sales vs. Prior Period
	Total Company		High-Touch Solutions North America		Endless Assortment
	Q4 2022	FY 2022	Q4 2022	FY 2022	Q4 2022	FY 2022
Reported sales	13.2%	16.9%	16.8%	19.6%	0.9%	8.2%
Daily impact(1)	—	(0.4)	—	(0.5)	—	(0.5)
Daily sales	13.2%	16.5%	16.8%	19.1%	0.9%	7.7%
Foreign exchange(2)	(4.0)%	(2.8)%	(0.4)%	(0.2)%	(17.3)%	(12.4)%
Daily, constant currency	17.2%	19.3%	17.2%	19.3%	18.2%	20.1%

(1) Daily sales are defined as the total net sales for the period divided by the number of U.S. selling days in the period. There were 255 and 254 sales days in the full year 2022 and 2021, respectively. There was no difference in the number of selling days in the fourth quarters of 2021 and 2022.

(2) Foreign exchange is calculated by the difference of local currency sales at the current year average rate and at the prior year average rate for the period.

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	SG&A Margin %	2021	SG&A Margin %	2022	SG&A Margin %	2021	SG&A Margin %
Reported SG&A	$962	25.3%	$836	24.9%	$3,634	23.9%	$3,173	24.4%
Business divestiture(1)	21	0.5		—	21	0.1		—
Adjusted SG&A	$983	25.8%	$836	24.9%	$3,655	24.0%	$3,173	24.4%

(1) Reflects the divestiture of Cromwell's enterprise software business completed in the fourth quarter of 2022.

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022	Operating Margin %	2021	Operating Margin %	2022	Operating Margin %	2021	Operating Margin %
Reported operating earnings	$544	14.3%	$417	12.4%	$2,215	14.5%	$1,547	11.9%
Business divestiture(1)	(21)	(0.5)		—	(21)	(0.1)		—
Adjusted operating earnings	$523	13.8%	$417	12.4%	$2,194	14.4%	$1,547	11.9%

(1) Reflects the divestiture of Cromwell's enterprise software business completed in the fourth quarter of 2022.

In millions	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	%	2022	2021	%
Reported net earnings	$384	$283	36.0%	$1,547	$1,043	48.4%
Business divestiture(1)	(21)			(21)
Adjusted net earnings	$363	$283	28.8%	$1,526	$1,043	46.4%

Reported diluted earnings per share	$7.54	$5.44	38.6%	$30.06	$19.84	51.5%
Business divestiture(1)	(0.40)			(0.40)
Adjusted diluted earnings per share	$7.14	$5.44	31.3%	$29.66	$19.84	49.5%

(1) Reflects the divestiture of Cromwell's enterprise software business completed in the fourth quarter of 2022.

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	Bps impact	2022	2021	Bps impact
Effective tax rate reported	24.3%	24.8%	50	24.8%	25.0%	20
Business divestiture(1)	1.0			0.3
Effective tax rate adjusted	25.3%	24.8%	(50)	25.1%	25.0%	(10)

(1) Reflects the divestiture of Cromwell's enterprise software business completed in the fourth quarter of 2022. There were no corresponding taxes related to the divestiture.

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